As filed with the Securities and Exchange Commission on December 23, 2024

Registration No. 333-238049

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-238049

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE PNC FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1435979
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

The Tower at PNC Plaza 300 Fifth Avenue
Pittsburgh, Pennsylvania	15222-2401
(Address of principal executive offices)	(Zip Code)

The PNC Financial Services, Group Inc. Employee Stock Purchase Plan

The PNC Financial Services, Group Inc. 2025 Employee Stock Purchase Plan

(Full title of the plan)

Robert Q. Reilly

Executive Vice President and Chief Financial Officer

The PNC Financial Services Group, Inc.

The Tower at PNC Plaza

300 Fifth Avenue

Pittsburgh, Pennsylvania 15222-2401

(Name and address of agent for service)

(888) 762-2265

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The PNC Financial Services Group, Inc. (“PNC”) has previously registered 2,000,000 shares of common stock, par value $5.00 per share, of PNC (the “Common Stock”), issuable under the PNC Employee Stock Purchase Plan (as amended and restated effective, January 1, 2020, the “2020 ESPP”), on PNC’s Registration Statement on Form S-8 (Registration No. 333-238049) filed with the Securities and Exchange Commission (the “Commission”) on May 6, 2020 (the “Registration Statement”).

On January 30, 2024, PNC’s Human Resources Committee (the “Committee”) adopted the 2025 Employee Stock Purchase Plan (the “2025 ESPP”), subject to shareholder approval. At PNC’s annual shareholder meeting on April 24, 2024, the shareholders approved the 2025 ESPP, effective as of January 1, 2025 (the “Effective Date”), providing for issuance of (i) 3,000,000 shares of Common Stock and (ii) up to 1,100,000 shares of Common Stock that remain available under the 2020 ESPP. Following the Effective Date of the 2025 Plan, no further offers or sales of Common Stock may be made under the 2020 ESPP, and the 2025 ESPP will replace the 2020 ESPP.

Of the shares of Common Stock registered on the above referenced Registration Statement, 1,100,000 shares of Common Stock remain available as of the date hereof under the 2020 ESPP (the “Carryover Shares”). PNC is filing this Post-Effective Amendment No. 1 to Form S-8 (Registration No. 333-238049) (the “Post-Effective Amendment”) pursuant to Item 512(a)(1)(iii) of Regulation S-K and Compliance and Disclosure Interpretation 126.43 to amend the Registration Statement to register the offer of the Carryover Shares under the 2025 ESPP. For avoidance of doubt, PNC is not registering any additional shares of Common Stock pursuant to this Post-Effective Amendment.

Contemporaneously with the filing of this Post-Effective Amendment, PNC is filing a new Registration Statement on Form S-8 to register 3,000,000 shares of Common Stock that are newly authorized for issuance under the 2025 ESPP.

PART II

Item 3. Incorporation by Reference

The following documents previously filed by PNC with the Commission are incorporated herein by reference:

•	PNC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Commission on February 21, 2024;

•

PNC’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024, June 30, 2024, and September 30, 2024, each filed with the Commission on May 2, 2024, August  2, 2024, and November 1, 2024, respectively.

•

PNC’s Current Reports on Form 8-K filed with the Commission on January 22, 2024, February  20, 2024 (as amended, May  24, 2024), March  5, 2024 (solely with respect to Item 8.01 thereof), April  16, 2024 (solely with respect to Item 8.01 thereof), April  29, 2024, May  14, 2024, July  23, 2024, October  21, 2024 and October 30, 2024; and

•

The description of the Common Stock, as set forth in the registration statement on Form 8-A filed by PNC pursuant to Section 12 of the Exchange Act on September 24, 1987, as such description was amended by the registration statement on Form S-3 filed by PNC with the Commission on December 13, 2024 (File No. 333-283793), and as such description may be amended in any subsequent filing by PNC with the Commission under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

All documents filed by PNC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Post-Effective Amendment and prior to the filing of a post-effective amendment to the Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Post-Effective Amendment and to be a part hereof from the date of filing of such documents. Any report, document or portion thereof that is furnished to, but not filed with, the Commission is specifically not incorporated by reference.

Any statement contained in a document incorporated or deemed to be incorporated by reference or deemed to be part of this Post-Effective Amendment shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained in this Post-Effective Amendment or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Post-Effective Amendment modifies or replaces such statement. Any statement contained in a document that is deemed to be incorporated by reference or deemed to be part of this Post-Effective Amendment after the most recent effective date may modify or replace existing statements contained in this Post-Effective Amendment. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Post-Effective Amendment.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

PNC is incorporated under the laws of the Commonwealth of Pennsylvania. Sections 1741 and 1742 of the Pennsylvania Business Corporation Law (“PBCL”) provide that a Pennsylvania corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe the conduct was unlawful. In the case of any threatened, pending or completed action by or in the right of the corporation, indemnification of any person who was or is a party or is threatened to be made a party to the action by reason of the fact that the person is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action is permitted if such person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation. However, no indemnification is permitted with respect to actions by or in the right of the corporation in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which the action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court of common pleas or other court deems proper.

Section 1743 of the PBCL provides, in general, that a corporation must indemnify any present or former director or officer of a corporation who has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or Section 1742 or in defense of any claim, issue, or matter therein, against expenses (including attorney fees) actually and reasonably incurred by such representative in connection therewith.

Section 1744 of the PBCL provides that, unless ordered by a court, any indemnification under Section 1741 or Section 1742 shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the representative has met the applicable standard of conduct set forth in those sections. In accordance with Section 1744 of the PBCL, such determination shall be made (i) by the board of directors by a majority vote of a quorum of directors who were not parties to the action or proceeding, (ii) if such a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

Section 1745 of the PBCL provides, in general, that expenses (including attorneys’ fees) incurred in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately be determined that such person is not entitled to be indemnified by the corporation. Except as otherwise provided in the corporation’s bylaws, advancement of expenses shall be authorized by the board of directors.

Section 1746 of the PBCL provides that the foregoing provisions shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under, among other things, any by-law provision, provided that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

PNC’s Bylaws provide for the mandatory indemnification of directors and officers to the fullest extent authorized by the laws of the Commonwealth of Pennsylvania and federal banking laws and regulation as the same exists or may be amended after the date of PNC’s Bylaws (to the extent that such amendment permits broader indemnification than currently permitted). PNC’s Bylaws also eliminate, to the maximum extent permitted by the laws of the Commonwealth of Pennsylvania, the personal liability of directors for monetary damages for any action taken, or any failure to take any action as a director, except in any case where such elimination is not permitted by law.

Section 1747 of the PBCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another enterprise, against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify such person against that liability under Subchapter D of Chapter 17 of the PBCL.

PNC has purchased directors’ and officers’ liability insurance covering certain liabilities that may be incurred by its directors and officers in connection with the performance of their duties.

The foregoing is only a general summary of certain aspects of Pennsylvania law and PNC’s Bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Subchapter D of Chapter 17 of the PBCL and PNC’s Bylaws.

Item 8. Exhibits.

For the list of exhibits, see the Exhibit Index to this Post-Effective Amendment, which is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit 4.1	Amended and Restated Articles of Incorporation of The PNC Financial Services Group, Inc., as amended and effective January 2, 2009	Incorporated herein by reference to Exhibit 3.1 of PNC’s Annual Report on Form 10-K for the year ended December 31, 2008

Exhibit 4.1.2	Statement with Respect to Shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series O dated July 21, 2011	Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed July 27, 2011

Exhibit 4.1.3	Statement with Respect to Shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series P dated April 19, 2012	Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed April 24, 2012

Exhibit 4.1.4	Statement with Respect to Shares of 5.375% Non-Cumulative Perpetual Preferred Stock, Series Q dated September 14, 2012	Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed September 21, 2012

Exhibit 4.1.5	Statement with Respect to Shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series R dated May 2, 2013	Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed May 7, 2013

Exhibit 4.1.6	Amendment to Amended and Restated Articles of Incorporation of The PNC Financial Services Group, Inc., effective November 19, 2015	Incorporated herein by reference to Exhibit 3.1.6 of the Registrant’s Current Report on Form 8-K filed November 20, 2015

Exhibit 4.1.7	Statement with Respect to Shares of Fixed-to-Floating Rate Non-Cumulative Perpetual Preferred Stock, Series S dated October 27, 2016	Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed November 1, 2016

Exhibit 4.1.8	Statement with Respect to Shares of 3.400% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series T dated September 8, 2021	Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed September 13, 2021

Exhibit 4.1.9	Statement with Respect to Shares of 6.000% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series U dated April 21, 2022	Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed April 26, 2022

Exhibit 4.1.10	Statement with Respect to Shares of 6.200% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series V dated August 16, 2022	Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed August 19, 2022

Exhibit 4.1.11	Statement with Respect to Shares of 6.250% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series W dated February 2, 2023	Incorporated herein by reference to Exhibit 3.1 of the Registrant’s Current Report on Form 8-K filed February 7, 2023

Exhibit 4.2	Amended and Restated Bylaws of The PNC Financial Services Group, Inc., effective February 10, 2022	Incorporated herein by reference to Exhibit 3.2 of PNC’s Annual Report on Form 10-K filed February 21, 2024

Exhibit 4.3	The PNC Financial Services Group, Inc. 2025 Employee Stock Purchase Plan	Incorporated by reference to Annex B to PNC’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 13, 2024

Exhibit 23.1	Consent of PricewaterhouseCoopers LLP, relating to The PNC Financial Services Group, Inc.	Filed herewith

Exhibit 24.1	Power of Attorney	Filed herewith

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, PNC certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on December 23, 2024.

THE PNC FINANCIAL SERVICES GROUP, INC.

By:	/s/ Gregory H. Kozich
Gregory H. Kozich
Senior Vice President and Controller

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

* William S. Demchak	Chairman, Chief Executive Officer (Principal Executive Officer) and Director	December 23, 2024

* Robert Q. Reilly	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	December 23, 2024

* Gregory H. Kozich	Senior Vice President and Controller (Principal Accounting Officer)	December 23, 2024

* Joseph Alvarado	Director	December 23, 2024

* Debra A. Cafaro	Director	December 23, 2024

* Marjorie Rodgers Cheshire	Director	December 23, 2024

* Andrew T. Feldstein	Director	December 23, 2024

* Richard J. Harshman	Director	December 23, 2024

* Daniel R. Hesse	Director	December 23, 2024

* Renu Khator	Director	December 23, 2024

* Linda R. Medler	Director	December 23, 2024

* Robert A. Niblock	Director	December 23, 2024

* Martin Pfinsgraff	Director	December 23, 2024

* Bryan S. Salesky	Director	December 23, 2024

*By:	/s/ Laura Gleason
Laura Gleason, Attorney-in-Fact, pursuant to
Powers of Attorney filed herewith